NEWS		Exhibit 99
	For Release:	February 8, 2010
	Contact:	Amy Rutledge
Communications Manager
218-723-7400
218-348-2961
arutledge@mnpower.com

	Investor Contact:	Tim Thorp
218-723-3953
tthorp@allete.com

ALLETE CEO Don Shippar announces retirement;
Alan R. Hodnik named successor

Duluth, Minn. — ALLETE, Inc. (NYSE:ALE) announced today that after 33 years with the company, ALLETE Chairman and Chief Executive Officer Don Shippar will retire effective April 30, 2010. The company’s board of directors today selected Alan R. Hodnik, current president of ALLETE, to succeed Shippar as the company’s CEO, effective May 1, 2010.  Shippar will continue as chairman of ALLETE’s board of directors.

Shippar’s retirement culminates a successful career highlighted by key accomplishments and strong leadership.  As CEO, Shippar oversaw an aggressive utility capital investment program that supported significant emission reduction projects at Minnesota Power’s generation centers in northeastern Minnesota along with renewable wind projects in North Dakota and Minnesota.  Shippar also led the successful acquisition of a strategic direct current interstate transmission line to transport additional wind energy to the region and a significant investment in the American Transmission Company (ATC).

Hodnik, 50, brings 28 years of utility experience to his new role as ALLETE CEO. A graduate of the University of Minnesota, Hodnik joined Minnesota Power in 1982 and moved up in the ranks to take on leadership positions within the company, including Leader of ALLETE’s Organizational Development Team, Vice President of Generation Operations and Senior Vice President of Minnesota Power Operations.

In 2007, Hodnik was named Minnesota Power’s Chief Operating Officer and led transmission, distribution, generation and engineering for all aspects of the company as well as for Superior Water Light and Power and BNI Coal. He was promoted to ALLETE President and elected to the board of directors in May of 2009. Hodnik serves on the Lignite Energy Council and the Edison Electric Institute’s Energy Supply Advisory Committee. He also serves on the Boards of Directors of SMDC Health System and the Area Partnership for Economic Expansion (APEX). A native of Aurora, Minn., Hodnik served as its mayor from 1988 to 1997. He has been a member of state and regional task forces throughout his career while maintaining strong working relationships with business, organized labor, political and education leaders in northeastern Minnesota.

“Don has been an exemplary leader,” said Bruce Stender, lead director of the ALLETE board. “His forward looking strategic vision and creation of a senior leadership development program has set the stage for continued success and growth for ALLETE. The board has been actively engaged in succession planning and has worked closely with Don over the past 18 months to ensure a seamless leadership transition. Al’s utility experience and expertise in operational, organizational and strategic planning make him a natural choice as successor to the position.”

Shippar, 60, began his career with ALLETE’s regulated utility, Minnesota Power, in 1976 in the Telecommunications Department. During the next 20 years he held increasingly responsible leadership roles in Human Resources and Transmission & Distribution before being appointed Chief Operating Officer of Minnesota Power in 2000.

In 2002, his role expanded to that of Minnesota Power President and COO. In 2004, Shippar was named President and CEO of ALLETE and became chairman of the board in 2006.

Shippar has been actively involved in professional organizations serving leadership roles in the Edison Electric Institute, the Association of Edison’s Illuminating Companies and the Lignite Energy Council.  His civic involvement includes the Minnesota Power Foundation, St. Luke’s Foundation, and the College of St. Scholastica Board of Trustees, the University of Wisconsin-Superior Foundation and United Way.

“Over the past 30 years I’ve seen the electric industry undergo a dynamic transformation and witnessed major milestones in our own company’s history, including the celebration of Minnesota Power’s centennial,” Shippar said. “I’m proud of the contributions I’ve been a part of representing our company within our communities, region and industry. I’m proud of our employees and their commitment to meeting challenges and adapting to a new energy landscape. I have had the privilege to work with a dedicated management team as well as a talented and very supportive board of directors.”

“ALLETE, its stakeholders and our industry have benefited enormously from Don Shippar’s vision, values and principle-centered leadership style,” said Hodnik. “While he will be greatly missed, he leaves a considerable legacy and an organization prepared for future growth and committed to delivering successful results.”

“ALLETE has a rich history, a long-standing commitment to excellence and long-term growth prospects. It is truly an honor to work closely with our board of directors and lead this company into the future,” said Hodnik. “Energy is our business and through the experience and innovation of our talented employees we will tap into the opportunities afforded by these transformational times to the mutual benefit of customers, communities and shareholders.”

“With his strong leadership style, ability to connect with people, and strategic and operations expertise, I have every confidence that Al and his management team will successfully lead this company and continue to deliver long-term value to our customers and shareholders,” said Shippar.

Shippar and his wife Pat make their home in Superior, Wisconsin.

Hodnik and his wife Erika reside in Hermantown, Minnesota.

Based in Duluth, Minn.,  ALLETE (NYSE:ALE) provides regulated energy services in Minnesota and Wisconsin, has an equity investment in the American Transmission Company, and owns BNI Coal in North Dakota and ALLETE Properties in Florida. More information about the company is available at www.allete.com

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

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This exhibit has been furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.